EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Boss Manufacturing Holdings, Inc., a Delaware corporation
Boss Manufacturing Company, a Delaware corporation
Boss Balloon Company, an Illinois corporation
Boss Canada, Inc., a foreign corporation
Boss Pet Products, Inc., a Delaware corporation
Canadawide Safety Inc., a foreign corporation
Galaxy Balloons, Incorporated, an Ohio corporation

E-7